Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Donald C. Weinberger
Donald W. Fallon, CFO	Alisa D. Steinberg (Media)
CepTor Corporation	Wolfe Axelrod Weinberger Assoc. LLC
(410) 527-9998 Fax (410) 527-9867	(212) 370-4500 Fax (212) 370-4505
dfallon@ceptorcorp.com	don@wolfeaxelrod.com
alisa@wolfeaxelrod.com

CEPTOR RETAINS OPPENHEIMER & CO. TO ENHANCE SHAREHOLDER VALUE

CepTor Corporation Exploring Strategic Alternatives

HUNT VALLEY, MD – May 3, 2006 – CepTor Corporation (OTC BB: CEPO), a development-stage biopharmaceutical company focusing on cell-targeted therapeutic products for neuromuscular and neurodegenerative diseases, announced today that it is exploring various strategic alternatives to enhance shareholder value, including the possible sale or merger of the Company. CepTor Corporation has retained Oppenheimer & Co. as its strategic advisor to assist in this effort. The Company stated that there could be no assurance that this process will result in any specific transaction.

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CepTor Corporation is a development-stage biopharmaceutical company engaged in the discovery, development, and commercialization of proprietary, cell-targeted therapeutic products for the treatment of neuromuscular and neurodegenerative diseases with a focus on orphan diseases. CepTor's primary efforts are currently being focused on moving its lead product, Myodur, into Phase I/II clinical trials for Duchenne muscular dystrophy. The Company's broad platform technology also includes the development of products for multiple sclerosis, chronic inflammatory demyelinating polyneuropathy and amyotrophic lateral sclerosis. More information about CepTor can be found at www.ceptorcorp.com.

The Company may periodically release forward-looking statements pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and the Company’s ability to introduce new products in a cost-effective manner. Readers are cautioned not to place undue reliance on these forward statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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